Exhibit 10.4

MASTER TRANSACTION AGREEMENT

Between

AMTD GROUP COMPANY LIMITED

and

AMTD DIGITAL INC.

Dated as of May 18, 2021

i

ii

MASTER TRANSACTION AGREEMENT

This Master Transaction Agreement is dated as of May 18, 2021, by and between AMTD Group Company Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (“AMTD Parent”), and AMTD Digital Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“AMTD Digital”) (each of AMTD Parent and AMTD Digital a “Party” and, together, the “Parties”).

R E C I T A L S

WHEREAS, as of the date hereof, AMTD Parent, together with its subsidiaries including AMTD International Inc., AMTD Education Group and AMTD Assets Alpha Group, effectively owns 28,953,305 and 19,892,000 issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares of AMTD Digital respectively, representing in aggregate 72.2% of the total issued and outstanding Ordinary Shares of AMTD Digital;

WHEREAS, the Parties currently contemplate that AMTD Digital will seek an initial public offering (the “IPO”) pursuant to a registration statement on Form F-1 confidentially submitted for review and comment by the SEC under the Securities Act (as so submitted and as amended from time to time prior to the Public Filing Date, the “Draft IPO Registration Statement”), to be filed publicly with the SEC via its EDGAR system (the date of such public filing, the “Public Filing Date”) following the substantial completion of such review and comment and as financial market conditions permit (as so filed, and as amended thereafter from time to time, the “IPO Registration Statement”);

WHEREAS, AMTD Parent has been engaged in the AMTD Digital Business through AMTD Digital and AMTD Digital’s subsidiaries, as more fully described in the IPO Registration Statement;

WHEREAS, prior to the date hereof, all of the then existing assets and liabilities in connection with the AMTD Digital Business have already been transferred to or assumed by AMTD Digital and its subsidiaries;

WHEREAS, the Parties intend in this Agreement, including the exhibits and schedules hereto, to set forth and memorialize the principal arrangements between AMTD Parent and AMTD Digital regarding the relationship of the Parties from and after the filing of the IPO Registration Statement and the consummation of the IPO; and

NOW, THEREFORE, in consideration of the mutual agreements, covenants, and provisions contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. The following capitalized terms have the meanings given to them in this Section 1.1:

“Action” means any demand, action, suit, countersuit, claim, counterclaim, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.

“ADSs” has the meaning set forth in Section 3.1(c) of this Agreement.

“Agreement” means this Master Transaction Agreement, together with the schedules and exhibits hereto, as the same may be amended from time to time in accordance with the provisions hereof.

“AMTD Digital” has the meaning set forth in the preamble to this Agreement.

“AMTD Digital Balance Sheet” means AMTD Digital’s unaudited consolidated interim statement of financial position as of the end of the most recently completed fiscal quarter prior to the Public Filing Date.

“AMTD Digital Business” means the digital financial services, digital investments, digital ecosystem solutions, and digital media, content, and marketing businesses as of the date hereof by the AMTD Digital and its subsidiaries, as more completely described in the IPO Registration Statement.

“AMTD Digital Indemnitees” means AMTD Digital and its subsidiaries and each of their respective directors, officers, and employees.

“AMTD Digital Liabilities” means (without duplication) the following Liabilities:

(i) all Liabilities reflected on the AMTD Digital Balance Sheet;

(ii) all Liabilities of AMTD Parent or its subsidiaries that arise after the date of the AMTD Digital Balance Sheet that would be reflected on a consolidated statement of financial position of AMTD Digital as of the date of such Liabilities, if such consolidated statement of financial position was prepared using the same principles and accounting policies under which the AMTD Digital Balance Sheet was prepared;

(iii) all Liabilities that should have been reflected on the AMTD Digital Balance Sheet but are not reflected on the AMTD Digital Balance Sheet due to mistake or unintentional omission;

(iv) all Liabilities, whether arising before, on, or after the Public Filing Date, that relate to, arise or result from: (1) the operation of the AMTD Digital Business or (2) the operation of any business conducted by AMTD Digital and its subsidiaries at any time after the Public Filing Date; and

(v) Liabilities of AMTD Digital and its subsidiaries under this Agreement or any of the Inter-Company Agreements.

“AMTD Digital’s Auditors” has the meaning set forth in Section 4.3(b)(i) of this Agreement.

“AMTD Group” means AMTD Parent and its subsidiaries, other than AMTD Digital and its subsidiaries.

“AMTD Parent” has the meaning set forth in the preamble to this Agreement.

“AMTD Parent Business” means any business that is conducted by AMTD Parent and its subsidiaries, other than the AMTD Digital Business.

“AMTD Parent Indemnitees” means AMTD Parent and its subsidiaries (excluding AMTD Digital and its subsidiaries) and each of their respective directors, officers, and employees.

“AMTD Parent Liabilities” means (without duplication) the following Liabilities:

(i) all Liabilities, whether arising before, on, or after the Public Filing Date, that relate to, arise, or result from the operation of the AMTD Parent Business, other than AMTD Digital Liabilities; and

(ii) Liabilities of AMTD Parent and its subsidiaries under this Agreement or any of the Inter-Company Agreements.

“AMTD Parent’s Auditors” has the meaning set forth in Section 4.3(b)(i) of this Agreement.

“Class A Ordinary Shares” means the class A ordinary shares of AMTD Digital, par value US$0.0001 per share.

“Class B Ordinary Shares” means the class B ordinary shares of AMTD Digital, par value US$0.0001 per share.

“Confidential Business Information” has the meaning set forth in Section 4.6(a)(iii) of this Agreement.

“Confidential Information” has the meaning set forth in Section 4.6(a)(i) of this Agreement.

“Confidential Technical Information” has the meaning set forth in Section 4.6(a)(ii) of this Agreement.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument, or other commitment that is binding on any Person or any part of its property under applicable law.

“Control Ending Date” means the first date upon which members of the AMTD Group no longer collectively own at least twenty percent (20%) of the voting power of the then outstanding securities of AMTD Digital.

“Direct Costs” has the meaning set forth in Section 4.10 of this Agreement.

“Dispute” has the meaning set forth in Section 6.1(a) of this Agreement.

“Dispute Resolution Commencement Date” has the meaning set forth in Section 6.1(a) of this Agreement.

“Draft IPO Registration Statement” has the meaning set forth in the recitals to this Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Governmental Authority” shall mean any national, state, or local, foreign or international court, government, department, commission, board, bureau, agency, official, or other regulatory, administrative, or governmental authority.

“Indemnifying Party” means any party which may be obligated to provide indemnification to an Indemnitee pursuant to Section 5.2 or Section 5.3 hereof or any other section of this Agreement or any Inter-Company Agreement.

“Indemnitee” means any party which may be entitled to indemnification from an Indemnifying Party pursuant to Article V hereof or any other section of this Agreement or any Inter-Company Agreement.

“Indirect Costs” has the meaning set forth in Section 4.10 of this Agreement.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic, or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee, or business information or data.

“Inter-Company Agreements” means the Transitional Services Agreement and Non-Competition Agreement.

“Investment Opportunity Referral Procedures” has the meaning set forth in Section 4.4 of this Agreement.

“IPO” has the meaning set forth in the recitals to this Agreement.

“IPO Registration Statement” has the meaning set forth in the recitals to this Agreement.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments, and obligations, whether fixed, contingent, or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by the International Financial Reporting Standards issued by the International Accounting Standard Board as in effect from time to time to be reflected in financial statements or disclosed in the notes thereto.

“Loss” and “Losses” mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs, and expenses (including, without limitation, the costs and expenses of any and all Actions and demands, assessments, judgments, settlements, and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), but excluding punitive damages (other than punitive damages awarded to any third party against an indemnified party).

“Non-Competition Agreement” has the meaning set forth in Section 2.1 of this Agreement.

“Ordinary Shares” means the Class A Ordinary Shares and the Class B Ordinary Shares.

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency, or political subdivision thereof.

“Privileged Information” has the meaning set forth in Section 4.7(a) of this Agreement.

“Privileges” has the meaning set forth in Section 4.7(a) of this Agreement.

“Public Filing Date” has the meaning set forth in the recitals to this Agreement.

“Rule 10A-3(b)(2)” means Rule 10A-3(b)(2) (or any successor rule to similar effect) promulgated under the Exchange Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Period” has the meaning set forth in Section 4.4(a) of this Agreement.

“Third Party Claim” has the meaning set forth in Section 5.4(a) of this Agreement.

“Transitional Services Agreement” has the meaning set forth in Section 2.1 of this Agreement.

“Underwriters” has the meaning set forth in Section 3.1(a) of this Agreement.

“Underwriting Agreement” has the meaning set forth in Section 3.1(a) of this Agreement.

ARTICLE II

DOCUMENTS AND ITEMS TO BE DELIVERED PRIOR TO F-1 FILING

Section 2.1 Documents to be delivered by AMTD Parent. AMTD Parent has delivered and its subsidiaries have delivered, as appropriate, or AMTD Parent will deliver, or will cause its subsidiaries to deliver, as appropriate, prior to the Public Filing Date, to AMTD

Digital and/or its subsidiaries, as appropriate: (a) a duly executed transitional services agreement, substantially in the form attached to the Draft IPO Registration Statement as an exhibit, with such changes, if any, to such form as may be agreed to by the Parties prior to such execution (the “Transitional Services Agreement”); (b) duly executed non-competition agreement, substantially in the form attached to the Draft IPO Registration Statement as an exhibit, with such changes, if any, to such form as may be agreed to by the Parties prior to such execution (the “Non-Competition Agreement”); and (c) such other agreements, documents, or instruments as the Parties may agree are necessary or desirable in order to achieve the purposes hereof. For purposes of this Agreement, AMTD Digital and its subsidiaries will not be considered subsidiaries of AMTD Parent.

Section 2.2 Documents to be delivered by AMTD Digital. AMTD Digital has delivered and its subsidiaries have delivered, as appropriate, or AMTD Digital will deliver, or will cause its subsidiaries to deliver, as appropriate, prior to the Public Filing Date, on the closing date of the IPO, to AMTD Parent or its subsidiaries, as appropriate: (a) in each case where AMTD Digital or any of its subsidiaries is a party to any agreement or instrument referred to in Section 2.1, a duly executed counterpart of such agreement or instrument; and (b) such other agreements, documents or instruments as the Parties may agree are necessary or desirable in order to achieve the purposes hereof.

ARTICLE III

THE IPO AND ACTIONS PENDING THE IPO

Section 3.1 Transactions prior to the IPO. Subject to the occurrence of the events described in this Article III, the Parties intend to consummate the IPO and to take, or cause to be taken, the actions specified in this Section 3.1.

(a) Registration Statement. AMTD Digital has submitted or plans to submit on a confidential basis for review by the SEC the Draft IPO Registration Statement, and intends to submit such amendments or supplements thereto as may be requested by the SEC staff in connection with such review and agreed to by AMTD Digital, and subsequently to file with the SEC the IPO Registration Statement and make such amendments and supplements thereto as may be necessary or desirable in order to cause the same to comply with the Securities Act and other applicable law, to become and remain effective under the Securities Act, or as may be requested by the representatives of the underwriters for the IPO (the “Underwriters”), including, without limitation, filing such amendments or supplements to the IPO Registration Statement as may be required by the underwriting agreement to be entered into among AMTD Digital and the Underwriters (the “Underwriting Agreement”) following the effectiveness of the IPO Registration Statement under the Securities Act.

(b) Underwriting Agreement. Following the effectiveness of the IPO Registration Statement, AMTD Digital will enter into the Underwriting Agreement, which shall in form and substance be satisfactory to AMTD Digital, as determined by its board of directors or authorized designees, as appropriate, and AMTD Digital shall comply with its obligations thereunder.

(c) Nasdaq Global Market or NYSE Listing. AMTD Digital plans to prepare, file, and have approved an application for listing on the Nasdaq Global Market or the New York Stock Exchange of the American depositary shares (the “ADSs”), representing Class A Ordinary Shares, to be offered and sold in the IPO.

Section 3.2 Cooperation. AMTD Parent and AMTD Digital shall each consult with, and cooperate in all respects with, the other in connection with the marketing, including any roadshow presentations, and pricing of the ADSs and shall take any and all actions as may be reasonably necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Underwriting Agreement.

ARTICLE IV

COVENANTS AND OTHER MATTERS

Section 4.1 Other Agreements and Instruments. Each of the Parties agrees to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments, and other documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Inter-Company Agreements.

Section 4.2 Further Instruments.

(a) To the extent it has not been done prior to the date hereof, AMTD Parent will execute and deliver, and will cause its subsidiaries to execute and deliver, to AMTD Digital and any of its subsidiaries, as the case may be, such instruments of transfer, conveyance, assignment, substitution, and confirmation, and will take such action as may be reasonably necessary or desirable in order to transfer, convey, and assign to AMTD Digital and any of its subsidiaries and confirm AMTD Digital’s and any of its subsidiaries’ title to all assets, rights, interests, and other things of value used in or necessary for the conduct and operation of the AMTD Digital Business on or prior to the Public Filing Date or to be transferred or licensed to AMTD Digital and any of its subsidiaries pursuant to this Agreement or any document referred to herein, to put AMTD Digital and its subsidiaries in actual possession and operating control thereof and to permit AMTD Digital and its subsidiaries to exercise all rights with respect thereto (including, without limitation, rights under Contracts and other arrangements as to which the consent of any third party to the transfer thereof have not previously been obtained) relating to the AMTD Digital Business; provided, however, that in the absence of such execution and delivery by AMTD Parent and any of its subsidiaries, such execution and delivery shall be deemed for all purposes to have occurred subject only to AMTD Digital’s obligation to pay to AMTD Parent or its applicable subsidiary an amount equal to the book value thereof to the extent not previously so paid.

(b) AMTD Parent will execute and deliver, and will cause its appropriate subsidiaries to execute and deliver, to AMTD Digital and any of its subsidiaries, as the case may be, all instruments, assumptions, novations, undertakings, substitutions, or other documents and take such other action as may be reasonably necessary or desirable in order to have AMTD Parent and any of its subsidiaries, as the case may be, fully and unconditionally assume and discharge the AMTD Parent Liabilities; provided, however, that in the absence of such execution and delivery by AMTD Parent and any of such appropriate subsidiaries, such execution and delivery shall be deemed for all purposes to have occurred.

(c) AMTD Digital will, and will cause its appropriate subsidiaries to, execute and deliver to AMTD Parent and its subsidiaries all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as may be reasonably necessary or desirable in order to have AMTD Digital and any of its subsidiaries, as the case may be, fully and unconditionally assume and discharge the AMTD Digital Liabilities; provided, however, that in the absence of such execution and delivery by AMTD Digital and any such appropriate subsidiaries, such execution and delivery shall be deemed for all purposes to have occurred.

(d) Except as hereinabove provided, neither AMTD Parent, AMTD Digital, nor their respective subsidiaries shall be obligated, in connection with the foregoing matters set forth in this Section, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees, and recording or similar fees, unless reimbursed by the other relevant Party. Furthermore, each Party, at the request of the other Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

Section 4.3 Auditors and Audits; Financial Statements; Accounting Matters. Each Party agrees that:

(a) Internal Accounting Controls; Financial Information. After the Public Filing Date, each Party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other Party to satisfy its reporting, tax return, accounting, audit, and other obligations, and each Party shall provide, or cause to be provided, to the other Party and its subsidiaries in such form as such requesting Party shall request, at no charge to the requesting Party, all financial and other data and information as the requesting Party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

(b) Selection of Auditors.

(i) Until the first AMTD Parent fiscal year end occurring after the Control Ending Date, AMTD Digital shall use its reasonable best efforts to select the independent registered public accounting firm used by AMTD Parent (“AMTD Parent’s Auditors” and, for the avoidance of doubt, should AMTD Parent at any time change the independent registered public accounting firm serving as its auditors, “AMTD Parent’s Auditors” shall thereafter mean the new firm serving as AMTD Parent’s auditors) to serve as its auditors (“AMTD Digital’s Auditors”) for purposes of providing an opinion on its consolidated financial statements; provided, however, that AMTD Digital’s Auditors may be different from AMTD Parent’s Auditors if necessary to comply with applicable laws regarding auditor independence and qualifications (provided, however, that AMTD Digital shall not take any actions, and shall use its reasonable best efforts to cause its directors, officers, and employees not to take any actions, that could reasonably be expected to require AMTD Digital to engage auditors other than AMTD Parent’s Auditors). After the Public Filing Date, the foregoing shall not be construed so as to unlawfully limit any responsibility of the audit committee of AMTD Digital’s board of directors, pursuant to SEC Rule 10A-3(b)(2) and rules of the Nasdaq Global Market or the New York Stock Exchange, as applicable, to appoint, compensate, retain and oversee the work of the registered public accounting firm AMTD Digital engages.

(ii) Until the first AMTD Parent fiscal year end occurring after the Control Ending Date, AMTD Digital shall provide to AMTD Parent as much prior notice as reasonably practical of any change in AMTD Digital’s Auditors for purposes of providing an opinion on its consolidated financial statements.

(c) Annual and Quarterly Financial Statements. Until the Control Ending Date, AMTD Parent shall provide to AMTD Digital on a timely basis all financial Information that AMTD Digital reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of AMTD Digital’s annual and quarterly financial statements. Without limiting the generality of the foregoing, AMTD Parent will provide all required financial Information with respect to AMTD Parent and its subsidiaries to AMTD Parent’s Auditors in a sufficient and reasonable time and in sufficient detail to permit AMTD Parent’s Auditors to take all steps and perform all procedures necessary to provide sufficient assistance to AMTD Digital’s Auditors with respect to Information to be included or contained in AMTD Digital’s annual and quarterly financial statements.

(d) Certifications and Attestations. To the extent necessary for the timely filing by AMTD Digital of annual and quarterly reports under the Exchange Act or in connection with any investigations of prior periods, AMTD Parent shall cause its appropriate officers and employees to provide to AMTD Digital on a timely basis and as reasonably requested by such Party (A) any certificates requested as support for the certifications and attestations required by Sections 302, 906, and 404 of the Sarbanes-Oxley Act of 2002 to be filed with such annual and quarterly reports, (B) any certificates or other Information which such appropriate officers and employees received as support for the certificates provided to AMTD Digital and (C) a reasonable opportunity to discuss with such appropriate officers and employees any issues reasonably related to the foregoing.

(e) Identity of Personnel Performing the Annual Audit and Quarterly Reviews. AMTD Parent shall authorize AMTD Parent’s Auditors to make available to AMTD Digital’s Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of AMTD Parent and work papers related to the annual audits and quarterly reviews of AMTD Parent, in all cases within a reasonable time prior to AMTD Parent’s Auditors’ opinion date, so that AMTD Digital’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of AMTD Parent’s Auditors as it relates to AMTD Digital’s Auditors’ report on AMTD Digital’s financial statements, all within sufficient time to enable AMTD Digital to meet its timetable for the printing, filing, and public dissemination of AMTD Digital’s annual and quarterly financial statements.

(f) Access to Books and Records. AMTD Parent shall provide AMTD Digital’s internal auditors, counsel, and other designated representatives of AMTD Digital access during normal business hours to (i) the premises of AMTD Parent and its subsidiaries and all Information (and duplicating rights with respect thereto) within the knowledge, possession or control of AMTD Parent and its subsidiaries and (ii) the officers and employees of AMTD Parent and its subsidiaries, so that AMTD Digital may conduct reasonable audits relating to the financial statements provided by AMTD Parent pursuant hereto as well as to the internal accounting controls and operations of AMTD Parent and its subsidiaries.

(g) Notice of Change in Accounting Principles. Until the Control Ending Date, and thereafter if a change in accounting principles by a Party would affect the historical financial statements of the other Party, no such Party shall make or adopt any significant changes in its accounting estimates or accounting principles from those in effect on the Public Filing Date without first consulting with the other Party, and if requested by the other Party, such other Party’s independent registered public accounting firm with respect thereto. AMTD Parent shall give AMTD Digital as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Public Filing Date. AMTD Parent will consult with AMTD Digital and, if requested by AMTD Digital, AMTD Digital’s independent registered public accounting firm with respect thereto. AMTD Digital shall give AMTD Parent as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Public Filing Date. AMTD Digital will consult with AMTD Parent and, if requested by AMTD Parent, AMTD Parent’s independent registered public accounting firm with respect thereto.

(h) Conflict With Third-Party Agreements. Nothing in this Section 4.3 shall require a Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 4.3 to disclose any such Information, such Party shall use its reasonable best efforts to seek to obtain such third party’s consent to the disclosure of such Information.

Section 4.4 Investment Opportunities. With respect to investment opportunities, AMTD Parent will, and will cause members of the AMTD Group to, strictly follow the procedures set forth in this Section 4.4 (the “Investment Opportunity Referral Procedures”).

(a) Where an investment opportunity relates to digital financial services or digital financial licenses, or investment in new technology or new media companies, is presented to the investment committee or other equivalent body of AMTD Parent for consideration, AMTD Parent will, and will cause appropriate members of the AMTD Group to, promptly notify AMTD Digital in writing of such investment opportunity and specify a period for consideration of no less than one week (the “Specified Period”) and refrain from pursuing this investment opportunity unless permitted in accordance with this Section 4.4.

(i) If AMTD Digital notifies AMTD Parent in writing of its interests to pursue this investment opportunity within the Specified Period, AMTD Parent and other members of the AMTD Group will, upon receipt of such notice, continue to refrain from pursuing this investment opportunity until, where applicable, AMTD Digital later notifies AMTD Parent again in writing of its decision to forego pursuing this investment opportunity, after which AMTD Parent and other members of the AMTD Group may pursue this investment opportunity for itself without further obligations to inform AMTD Digital.

(ii) If AMTD Digital notifies AMTD Parent in writing that it does not intend to pursue this investment opportunity or AMTD Digital fails to indicate its interests to pursue this investment opportunity within the Specified Period, AMTD Parent and other members of the AMTD Group may, upon receipt of the written notice of AMTD Digital or upon expiration of the Specified Period, as applicable, pursue this investment opportunity for itself without further obligation to inform AMTD Digital.

(b) In determining whether or not to pursue an investment opportunity, members of the investment committee of AMTD Digital that have overlapping duties as directors or officers in AMTD Parent shall abstain from participating in the investment decision-making and approval process.

(c) The rights and obligations created by this Section 4.4 shall not apply to any subsequent investments made by AMTD Parent or other members of the AMTD Group in its existing investee companies as of the date hereof.

Section 4.5 License of Intellectual Property. Both Parties acknowledge that AMTD Parent (on behalf of itself and other members of AMTD Group) grants AMTD Digital and its subsidiaries a perpetual, world-wide license to use, for free, any and all intellectual property as set out in Schedule I attached hereto.

Section 4.6 Confidentiality. Each of the Parties shall hold and shall cause each of their respective subsidiaries to hold, and shall each cause their respective officers, employees, agents, consultants, and advisors and those of their respective subsidiaries to hold, in strict confidence and not to disclose or release without the prior written consent of the other Party, any and all Confidential Information concerning such other Party and its respective subsidiaries; provided, that each of the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective subsidiaries, auditors, attorneys, financial advisors, bankers, and other appropriate consultants and advisors who have a need to know such information and, in each case, are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties hereto and in respect of whose failure to comply with such obligations, AMTD Digital or AMTD Parent, as the case may be, will be responsible, (ii) if the Parties or any of their respective subsidiaries are compelled to disclose any such Confidential Information by judicial or administrative process or (iii) if the Parties reasonably determine in good faith that such disclosure is required by other requirements of law. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made in connection with any judicial or administrative process, or a Party determines in good faith that disclosure is otherwise required by law, such Party shall promptly notify the other Party of the existence of such request, demand, or conclusion, and shall provide such other Party a reasonable opportunity to seek an appropriate protective order or other remedy, which the notifying Party will cooperate in obtaining. In the event that an appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the notifying Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is required to be disclosed and shall use its reasonable best efforts to obtain reasonable assurances that confidential treatment will be accorded to such Information.

(a) As used in this Section 4.6:

(i) “Confidential Information” shall mean Confidential Business Information and Confidential Technical Information concerning one Party which, prior to, on or following the Public Filing Date, has been disclosed by such Party or its subsidiaries, that (1) is in written, recorded, graphical or other tangible form and is marked “Proprietary,” “Confidential,” or “Trade Secret,” or where it is evident from the nature and content of such Information that the disclosing Party considers it to be confidential, (2) is in oral form and identified by the disclosing Party as “Proprietary,” “Confidential,” or “Trade Secret” at the time of oral disclosure, including pursuant to the access provisions of Section 4.3 hereof or any other provision of this Agreement or where it is evident from the nature and content of such Information that the disclosing Party considers it to be confidential, or (3) in the case of such Information disclosed on or prior to the date hereof, either such Information is identified by the owning Party to the other relevant Party as Confidential Business Information or

Confidential Technical Information, orally or in writing on or prior to the Public Filing Date, or it is evident from the nature and content of such Information that the disclosing Party considers it to be confidential, and includes any modifications or derivatives prepared by the receiving Party that contain or are based upon any Confidential Information obtained from the disclosing Party, including any analysis, reports, or summaries of the Confidential Information. Confidential Information may also include Information disclosed to a disclosing Party by third parties. Confidential Information shall not, however, include any information which (A) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing Party; (B) becomes publicly known and made generally available after disclosure by the disclosing Party to the receiving Party through no action or inaction of the receiving Party; (C) is obtained by the receiving Party from a third party without a breach of such third party’s obligations of confidentiality; or (D) is on or after the Public Filing Date independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information.

(ii) “Confidential Technical Information” shall mean all proprietary scientific, engineering, mathematical or design information, data and material of the disclosing Party including, without limitation, (1) specifications, ideas, concepts, models, and strategies for products or services, (2) quality assurance policies, procedures and specifications, (3) source code and object code, (4) training materials and information, and (5) all other know-how, methodology, processes, procedures, techniques, and trade secrets related to product or service design, development, manufacture, implementation, use, support, and maintenance.

(iii) “Confidential Business Information” shall mean all proprietary information, data or material of the disclosing Party other than Confidential Technical Information, including, but not limited to (1) proprietary earnings reports and forecasts, (2) proprietary macro-economic reports and forecasts, (3) proprietary business plans, (4) proprietary general market evaluations and surveys, (5) proprietary financing and credit-related information, and (6) customer information.

(b) Nothing in this Agreement shall restrict (i) the disclosing Party from using, disclosing, or disseminating its own Confidential Information in any way, or (ii) reassignment of the receiving Party’s employees. Moreover, nothing in the Agreement supersedes any restriction imposed by third parties on their Confidential Information, and there is no obligation on the disclosing Party to conform third party agreements to the terms of this Agreement except as expressly set forth therein.

(c) Notwithstanding anything to the contrary set forth herein, (i) a Party and its subsidiaries shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between a Party or any of its subsidiaries and any employee of such Party or any of its subsidiaries shall remain in full force and effect.

(d) Confidential Information of a Party and its subsidiaries in the possession of and used by the other Party as of the Public Filing Date may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the AMTD Parent Business, in the case of AMTD Parent and its subsidiaries, or the

AMTD Digital Business, in the case of AMTD Digital and its subsidiaries, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 4.4(b). Such continued right to use Confidential Information may not be transferred, including by merger, consolidation, reorganization, operation of law, or otherwise, to any third party unless such third party (i) purchases all or substantially all of the business or business line and assets in one transaction or in a series of related transactions for which or in which the relevant Confidential Information is used or employed and (ii) expressly agrees in writing to be bound by the provisions of this Section 4.6. In the event that such right to use is transferred in accordance with the preceding sentence, the transferring Party shall not disclose the source of the relevant Confidential Information.

Section 4.7 Privileged Matters. The Parties agree that their respective rights and obligations to maintain, preserve, assert, or waive any or all privileges belonging to each such Party or its subsidiaries including but not limited to the attorney-client and work product privileges (collectively, “Privileges”), shall be governed by the provisions of this Section 4.7. With respect to Privileged Information (as defined below) of AMTD Parent, AMTD Parent shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and AMTD Digital shall take no action (nor permit any of its subsidiaries to take action) without the prior written consent of AMTD Parent that could result in any waiver of any Privilege that could be asserted by AMTD Parent or any of its subsidiaries under applicable law and this Agreement. With respect to Privileged Information of AMTD Digital, AMTD Digital shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and AMTD Parent shall take no action (nor permit any of its subsidiaries to take action) without the prior written consent of AMTD Digital that could result in any waiver of any Privilege that could be asserted by AMTD Digital or any of its subsidiaries under applicable law and this Agreement.

(a) The rights and obligations created by this Section 4.7 shall apply to all Information as to which the Parties or their respective subsidiaries would be entitled to assert or has asserted a Privilege (“Privileged Information”). Privileged Information of AMTD Parent includes but is not limited to (i) any and all Information regarding the business of AMTD Parent and its subsidiaries (other than Information regarding the AMTD Digital Business), whether or not it is in the possession of AMTD Digital or any of its subsidiaries; (ii) all communications subject to a Privilege between counsel for AMTD Parent (including in-house counsel) and any individual who, at the time of the communication, was an employee of AMTD Parent, regardless of whether such employee is or becomes an employee of AMTD Digital or any of its subsidiaries; and (iii) all Information generated, received or arising after the Public Filing Date that refers or relates to Privileged Information of AMTD Parent generated, received or arising prior to the Public Filing Date. Privileged Information of AMTD Digital includes but is not limited to (x) any and all Information regarding the AMTD Digital Business, whether or not it is in the possession of AMTD Parent or any of its subsidiaries; (y) all communications subject to a Privilege occurring after the Public Filing Date between counsel for AMTD Digital (including in-house counsel and former in-house counsel who are or were employees of AMTD Parent) and any person who, at the time of the communication, was an employee of AMTD Digital, regardless of whether such employee was, is or becomes an employee of AMTD Parent or any of its subsidiaries; and (z) all Information generated, received or arising after the Public Filing Date that refers or relates to Privileged Information of AMTD Digital generated, received or arising prior to the Public Filing Date.

(b) Upon receipt by a Party or its subsidiaries of any subpoena, discovery, or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party or its subsidiaries, or if a Party or any of its subsidiaries obtains knowledge that any of its current or former employees has received any subpoena, discovery, or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party or its subsidiaries, such Party shall promptly notify that other Party of the existence of the request and shall provide that other Party a reasonable opportunity to review the Information and to assert any rights such other Party may have under this Section 4.7 or otherwise to prevent the production or disclosure of Privileged Information. AMTD Parent or its subsidiaries, or AMTD Digital or its subsidiaries, as the case may be, will not produce or disclose to any third party any of the other Party’s Privileged Information under this Section 4.7 unless (i) such other Party has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(c) AMTD Parent’s transfer of books and records pertaining to the AMTD Digital Business and other Information pertaining to AMTD Digital, if any, AMTD Parent’s agreement to permit AMTD Digital to obtain Information existing prior to the Public Filing Date, AMTD Digital’s transfer of books and records and other Information pertaining to AMTD Parent, if any, and AMTD Digital’s agreement to permit AMTD Parent to obtain Information existing prior to the Public Filing Date are made in reliance on AMTD Parent’s and AMTD Digital’s respective agreements, as set forth in Section 4.6 and this Section 4.7, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by AMTD Parent, or AMTD Digital, as the case may be. The access to Information and individuals being granted pursuant to Section 4.3 and the disclosure to one Party of Privileged Information relating to the other Party’s businesses pursuant to this Agreement shall not be asserted by AMTD Parent or AMTD Digital to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 4.7 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to, or the obligations imposed upon, AMTD Parent and AMTD Digital by this Section 4.7.

Section 4.8 Future Litigation and Other Proceedings. In the event that AMTD Digital (or any of its subsidiaries or any of its or their respective officers or directors) or AMTD Parent (or any of its subsidiaries or any of its or their respective officers or directors) at any time after the date hereof initiates or becomes subject to any litigation or other proceedings before any Governmental Authority or arbitration panel with respect to which the Parties have no prior agreements (as to indemnification or otherwise), the Party (and its subsidiaries and its and their respective officers and directors) that has not initiated and is not subject to such litigation or other proceedings shall comply, at the litigant Party’s expense, with any reasonable requests by the litigant Party for assistance in connection with such litigation or other proceedings (including by way of provision of Information and making available of employees as witnesses). In the event that AMTD Digital (or any of its subsidiaries or any of its or their respective officers or directors) and AMTD Parent (or any of its subsidiaries or any of its or their respective officers or directors), or any combination thereof, at any time after the date hereof initiate or become subject to any litigation or other proceedings before any Governmental Authority or arbitration panel with respect to which the litigant Parties have no prior agreements (as to indemnification or otherwise), each litigant Party (and its officers and directors) shall, at their own expense, coordinate their strategies and actions with respect to such litigation or other proceedings to the extent such coordination would not be detrimental to their respective interests and shall comply, at the expense of the requesting Party, with any reasonable requests of such Party for assistance in connection therewith (including by way of provision of information and making available of employees as witnesses).

Section 4.9 Mail and other Communications. Each of AMTD Parent and AMTD Digital may receive mail, facsimiles, packages, and other communications properly belonging to the other. Accordingly, each Party authorizes each of the other Party to receive and open all mail, telegrams, packages, and other communications received by it and not unambiguously intended for the other Party or any of the other Party’ officers or directors, and to retain the same to the extent that they relate to the business of the receiving Party or, to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, telegrams, packages, or other communications, including, without limitation, notices of any liens or encumbrances on any asset transferred to AMTD Digital or its subsidiaries in connection with the separation from AMTD Parent, if any, (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 7.6 hereof. The provisions of this Section 4.9 are not intended to, and shall not, be deemed to constitute (a) an authorization by either AMTD Parent or AMTD Digital to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of the other Party for service of process purposes or (b) a waiver of any Privilege with respect to Privileged Information contained in such mail, telegrams, packages or other communications.

Section 4.10 Other Inter-Company Services Agreements. To the extent not covered under the Inter-Company Agreements, AMTD Parent and its subsidiaries, on the one hand, and AMTD Digital and its subsidiaries, on the other, may enter into interim services agreements from time to time covering the provision of various interim services, if any, including financial, accounting, legal, and other services by AMTD Parent (and its subsidiaries) to AMTD Digital (and its subsidiaries) or, in certain circumstances, vice versa. Such services will generally be provided for a fee equal to the actual Direct Costs and Indirect Costs of providing such services plus an additional amount as agreed to by the Parties, subject to other considerations being agreed to by the Parties. “Direct Costs” shall include labor-related compensation and travel expenses, materials and supplies consumed, and agency fees arising from performing the services. “Indirect Costs” shall include occupancy, information technology support, and other overhead costs of the department incurring the direct costs of providing the service. Payment for any such services will be due within thirty (30) days after AMTD Parent renders an invoice for such services.

Section 4.11 Payment of Expenses. Except as otherwise provided in this Agreement, the Inter-Company Agreements, or any other agreement between the Parties relating to the IPO, (a) all costs and expenses of the Parties in connection with the IPO (including costs associated with drafting this Agreement, the Inter-Company Agreements, and the documents relating to the formation of AMTD Digital and its subsidiaries) shall be paid by AMTD Digital and (b) all costs and expenses of the Parties in connection with any matter not relating to the IPO shall be paid by the Party which incurs such cost or expense. Notwithstanding the foregoing, AMTD Digital and AMTD Parent shall each be responsible for their own internal fees, costs, and expenses (e.g., salaries of personnel) incurred in connection with the IPO.

ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION

Section 5.1 Release of Claims.

(a) AMTD Digital Release. Except as provided in Section 5.1(c), AMTD Digital, for itself and as agent for each of its subsidiaries, does hereby assume, and does hereby remise, release, and forever discharge the AMTD Parent Indemnitees from, any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Public Filing Date, including in connection with the transactions and all other activities to implement the IPO.

(b) AMTD Parent Release. Except as provided in Section 5.1(c), AMTD Parent, for itself and as agent for each of its subsidiaries, does hereby remise, release and forever discharge the AMTD Digital Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Public Filing Date, including in connection with the transactions and all other activities to implement the IPO.

(c) No Impairment. Nothing contained in Section 5.1(a) or Section 5.1(b) shall limit or otherwise affect any Party’s rights or obligations pursuant to or contemplated by this Agreement or any Inter-Company Agreement, in each case in accordance with its terms, including, without limitation, any obligations relating to indemnification, including indemnification pursuant to Section 5.2 and Section 5.3 of this Agreement.

Section 5.2 Indemnification by AMTD Digital. Except as otherwise provided in this Agreement, AMTD Digital shall, for itself and as agent for each of its subsidiaries, indemnify, defend (or, where applicable, pay the defense costs for), and hold harmless the AMTD Parent Indemnitees from and against, and shall reimburse the AMTD Parent Indemnitees with respect to, any and all Losses that any third party seeks to impose upon the AMTD Parent Indemnitees, or which are imposed upon the AMTD Parent Indemnitees, and that relate to, arise out of, or result from, whether prior to, on or following the Public Filing Date, any of the following items (without duplication):

(a) any AMTD Digital Liability;

(b) any breach by AMTD Digital or any of its subsidiaries of this Agreement or any of the Inter-Company Agreements; and

(c) any Liabilities relating to, arising out of, or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement, any issuer free writing prospectus, or any preliminary, final, or supplemental prospectus forming a part of the IPO Registration Statement (other than information provided in writing by AMTD Parent or any of its subsidiaries to AMTD Digital specifically for inclusion in the IPO Registration Statement, any issuer free writing prospectus, or any preliminary, final, or supplemental prospectus forming a part of the IPO Registration Statement) or (ii) contained in any public filings made by AMTD Digital with the SEC following the Public Filing Date.

In the event that AMTD Digital or any of its subsidiaries makes a payment to the AMTD Parent Indemnitees hereunder, and any of the AMTD Parent Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from AMTD Parent or its subsidiaries), AMTD Parent will promptly repay (or will procure an AMTD Parent Indemnitee to promptly repay) AMTD Digital (or its subsidiary that has made the payment) the amount by which the payment made by AMTD Digital (or its subsidiary that has made the payment) exceeds the actual cost of the associated indemnified Liability.

Section 5.3 Indemnification by AMTD Parent. Except as otherwise provided in this Agreement, AMTD Parent shall, for itself and as agent for each of its subsidiaries, indemnify, defend (or, where applicable, pay the defense costs for), and hold harmless the AMTD Digital Indemnitees from and against, and shall reimburse each such AMTD Digital Indemnitee with respect to, any and all Losses that any third party seeks to impose upon the AMTD Digital Indemnitees or which are imposed upon the AMTD Digital Indemnitees to the extent relating to, arising out of, or resulting from, whether prior to, on or following the Public Filing Date, any of the following items (without duplication):

(a) any Liability of AMTD Parent or its subsidiaries and all Liabilities arising out of the operation or conduct of the AMTD Parent Business (in each case excluding the AMTD Digital Liabilities);

(b) any breach by AMTD Parent or any member of the AMTD Group of this Agreement or any of the Inter-Company Agreements; and

(c) any Liabilities relating to, arising out of, or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement, any issuer free writing prospectus, or any preliminary, final, or supplemental prospectus forming a part of the IPO Registration Statement and provided in writing by AMTD Parent or any of its subsidiaries to AMTD Digital specifically for inclusion in the IPO Registration Statement, any issuer free writing prospectus, or any preliminary, final, or supplemental prospectus forming a part of the IPO Registration Statement) or (ii) provided in writing by AMTD Parent or its subsidiaries to AMTD Digital specifically for inclusion in AMTD Digital’s annual or quarterly reports following the Public Filing Date to the extent (1) such information pertains to (A) AMTD Parent or any of its subsidiaries or (B) the AMTD Parent Business or (2) AMTD Digital has provided prior written notice to AMTD Parent that such information will be included in one or more annual or quarterly reports, specifying how such information will be presented, and the information is included in such annual or quarterly reports; provided that this sub-clause (2) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of AMTD Digital or any of its subsidiaries, including as a result of any misstatement or omission of any information by AMTD Digital or any of its subsidiaries to AMTD Parent.

In the event that AMTD Parent or any of its subsidiaries makes a payment to the AMTD Digital Indemnitees hereunder, and any of the AMTD Digital Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from AMTD Digital or its subsidiaries), AMTD Digital will promptly repay (or will procure a AMTD Digital Indemnitee to promptly repay) AMTD Parent (or its subsidiary that has made the payment) the amount by which the payment made by AMTD Parent (or its subsidiary that has made the payment) exceeds the actual cost of the indemnified Liability.

Section 5.4 Procedures for Defense, Settlement, and Indemnification of the Third Party Claims.

(a) Notice of Claims. If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) other than AMTD Parent, AMTD Digital and their subsidiaries of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification, AMTD Parent or AMTD Digital, as applicable, will ensure that such Indemnitee shall give such Indemnifying Party written notice thereof within thirty (30) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 5.4 shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually and substantially prejudiced by such delay or failure to give notice.

(b) Defense by Indemnifying Party. An Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, to the extent that it wishes, at its cost, risk, and expense, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee, unless the Indemnifying Party is also a party to such proceeding and the Indemnitee determines in good faith that joint representation would be materially prejudicial to the Indemnitee’s defense. After timely notice from the Indemnifying Party to the Indemnitee of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with the defense thereof. The Indemnitee agrees to cooperate in all reasonable respects with the Indemnifying Party and its counsel in the defense against any Third Party Claim. The Indemnifying Party shall be entitled to compromise or settle any Third Party Claim as to which it is providing indemnification, provided that any compromise or settlement shall be made only with the written consent of the Indemnitee, such consent not to be unreasonably withheld.

(c) Defense by Indemnitee. If an Indemnifying Party fails to assume the defense of a Third Party Claim within thirty (30) days after receipt of notice of such claim, the Indemnitee will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake the defense, compromise, or settlement of such Third Party Claim on behalf of and for the account of the Indemnifying Party subject to the limitations as set forth in this Section 5.4; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnitee assumes the defense of any Third Party Claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall reimburse all such costs and expenses of the Indemnitee in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim. In no event shall an Indemnifying Party be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld.

Section 5.5 Additional Matters.

(a) Cooperation in Defense and Settlement. With respect to any Third Party Claim that implicates both AMTD Digital and AMTD Parent in a material way due to the allocation of Liabilities, responsibilities for management of defense, and related indemnities set forth in this Agreement or any of the Inter-Company Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense, or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. Any Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, engage counsel to assist in the defense of such claims.

(b) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense, or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 5.6 Survival of Indemnities. The rights and obligations of the Parties under this Article V shall survive the sale or other transfer by any Party of any of its assets or businesses or the assignment by it of any Liabilities or the acquisition of control of such Party (by sale of capital stock or other equity interests, merger, consolidation, or otherwise).

ARTICLE VI

DISPUTE RESOLUTION

Section 6.1 Dispute Resolution.

(a) Any dispute, controversy, or claim arising out of or relating to this Agreement or any Inter-Company Agreement, or the breach, termination or validity thereof (“Dispute”) which arises between the Parties shall first be negotiated between appropriate senior executives of each Party who shall have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten (10) days of receipt by a Party of written notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to trying to resolve such Dispute shall be treated as Confidential Information and Privileged Information of each of AMTD Parent and AMTD Digital developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in any subsequent proceeding between the Parties.

(b) If the senior executives are unable to resolve the Dispute within 60 days from the Dispute Resolution Commencement Date, then, the Dispute will be submitted to the boards of directors of AMTD Parent and AMTD Digital. Representatives of each board of directors shall meet as soon as practicable to attempt in good faith to negotiate a resolution of the Dispute.

(c) If the representatives of the two boards of directors are unable to resolve the Dispute within 120 days from the Dispute Resolution Commencement Date, on the request of any Party, the Dispute will be mediated by a mediator appointed pursuant to the mediation rules of the American Arbitration Association. Both Parties will share the administrative costs of the mediation and the mediator’s fees and expenses equally, and each Party shall bear all of its other costs and expenses related to the mediation, including but not limited to attorney’s fees, witness fees, and travel expenses. The mediation shall take place in Hong Kong or in whatever alternative forum on which the Parties may agree.

(d) If the Parties cannot resolve any Dispute through mediation within 45 days after the appointment of the mediator (or the earlier withdrawal thereof), each Party shall be entitled to seek relief in a court of competent jurisdiction.

Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Inter-Company Agreement during the course of dispute resolution pursuant to the provisions of this Section 6.1 with respect to all matters not subject to such dispute, controversy or claim.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Consent of AMTD Parent.

(a) Any consent of AMTD Parent pursuant to this Agreement or any of the Inter-Company Agreements shall not be effective unless it is in writing and evidenced by the signature of the Chief Executive Officer or Chief Financial Officer of AMTD Parent (or such other person that the Chief Executive Officer, Chief Financial Officer, or board of directors of AMTD Parent has specifically authorized in writing to give such consent).

(b) Any consent of AMTD Digital pursuant to this Agreement or any of the Inter-Company Agreements shall not be effective unless it is in writing and evidenced by the signature of the Chief Executive Officer or Chief Financial Officer of AMTD Digital (or such other person that the Chief Executive Officer, Chief Financial Officer, or board of directors of AMTD Digital has specifically authorized in writing to give such consent).

Section 7.2 Limitation of Liability. IN NO EVENT SHALL AMTD PARENT OR ANY MEMBER OF THE AMTD GROUP OR AMTD DIGITAL OR ANY OF ITS SUBSIDIARIES BE LIABLE TO THE OTHER PARTY, OR ITS AFFILIATED COMPANIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL, OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN THIS AGREEMENT OR IN ANY INTER-COMPANY AGREEMENT.

Section 7.3 Entire Agreement. This Agreement and the Inter-Company Agreements and the exhibits and schedules referenced or attached hereto and thereto constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

Section 7.4 Governing Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong. Subject to Section 6.1, each of the Parties hereby submits unconditionally to the jurisdiction of, and agrees that venue shall lie exclusively in, the courts located in Hong Kong for purposes of the resolution of any disputes arising under this Agreement.

Section 7.5 Termination; Amendment. This Agreement may be terminated or amended by mutual consent of the Parties, evidenced by an instrument in writing signed on behalf of each of the Parties. In the event of termination pursuant to this Section 7.5, no Party shall have any liability of any kind to the other Party. This Agreement shall terminate on the date that is two (2) years after the first date upon which members of the AMTD Group no longer collectively own at least twenty percent (20%) of the voting power of the then outstanding securities of AMTD Digital; provided, however, that (i) the provisions of Section 4.8 shall survive for a period of seven (7) years after the termination of this Agreement, and (ii) the provisions of Section 4.6, Article V, Article VI and Article VII shall survive indefinitely after the termination of this Agreement. For avoidance of doubt, the termination of this Agreement shall not affect the validity and effectiveness of any of the Inter-Company Agreements.

Section 7.6 Notices. Notices, offers, requests or other communications required or permitted to be given by a Party pursuant to the terms of this Agreement shall be given in writing to the other Party to the following addresses:

if to AMTD Parent:

23/F-25/F Nexxus Building

41 Connaught Road Central

Hong Kong

Attention: *********************

Facsimile: *********************

Email: *********************

if to AMTD Digital:

25/F Nexxus Building

41 Connaught Road Central

Hong Kong

Attention: *********************

Facsimile: *********************

Email: *********************

or to such other address, facsimile number, or email address as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance or termination shall be sent by hand delivery or recognized overnight courier. All other notices may also be sent by facsimile or email, confirmed by mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or email; upon confirmation of delivery, if sent by recognized overnight courier; and upon receipt if mailed.

Section 7.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 7.8 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each Party’s subsidiaries. No Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided, however, each Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form.

Section 7.9 Severability. If any term or other provision of this Agreement or the Exhibits or Schedules attached hereto is determined by a court, administrative agency, or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.10 Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the exhibits or schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 7.11 Authority. Each of the Parties hereto represents to the others that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid, and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and general equity principles.

Section 7.12 Interpretation. The headings contained in this Agreement, in any exhibit or schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any exhibit or schedule but not otherwise defined therein, has the meaning assigned to such term in this Agreement. For all purposes of this Agreement: (i) all references in this Agreement to designated “sections,” “schedules,” “exhibits,” and other subdivisions are to the designated sections, schedules, exhibits, and other subdivisions of the body of this Agreement unless otherwise indicated; (ii) the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision; (iii) “or” is not exclusive; (iv) “including” and “includes” will be deemed to be followed by “but not limited to” and “but is not limited to,” respectively; (v) any definition of, or reference to, any law, agreement, instrument, or other document herein will be construed as referring to such law, agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified; and (vi) any definition of, or reference to, any statute will be construed as referring also to any rules and regulations promulgated thereunder.

Section 7.13 Conflicting Agreements. None of the provisions of this Agreement is intended to supersede any provision in any Inter-Company Agreement or any other agreement with respect to the respective subject matters thereof. In the event of conflict between this Agreement and any Inter-Company Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail.

Section 7.14 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against either Party hereto.

[Signature page follows]

WHEREFORE, the Parties have signed this Master Transaction Agreement effective as of the date first set forth above.

AMTD Group Company Limited

By:	/s/ Marcellus Wong
Name: Marcellus Wong
Title: Director

AMTD Digital Inc.

By:	/s/ Mark Lo
Name: Mark Lo
Title: Director

[Signature page to Master Transaction Agreement]